EXHIBIT 10.1

Chairman of the Board Appointment Agreement

This Chairman of the Board Appointment Agreement (the "Agreement") is entered into as of the 18th day of January 2008 (the "Effective Date"), between Zion Oil & Gas, Inc., a Delaware corporation with offices at 6510 Abrams Road, Suite 300, Dallas, Texas, (the "Company") and John M. Brown of 600 St. Emelion Ct., Irving, Texas, (the "Chairman") (collectively referred to as the "Parties").

WHEREAS, the Company was established in April 2000 by the Chairman for the purpose of engaging in oil and gas exploration and production in Israel; and

WHEREAS, since its establishment, the Chairman has been serving as Chairman of the Company at the pleasure of the Board of Directors of the Company (the "Board") and on terms set from time to time by resolution of the Board; and

WHEREAS, by approval of the Board on December 4, 2007, being recognized that (i) the Company is still in its development stage, (ii) without the Chairman's vision and dedication, the Company would neither have been established nor succeeded in achieving what has been achieved to date in terms of management, operations and development of and access to its shareholder base, and (iii) during the Company's development stage, the continued availability of the Chairman's vision and guidance in those matters for which the Company's Nominating and Corporate Governance Committee and Compensation Committee are responsible is in the best interest of the Company and its shareholders, that following January 1, 2008, in accordance with the Resolutions of the Board taken on June 20, 2007, the Chairman continue to serve as a member and Chairman of the Nominating and Corporate Governance and the Compensation Committees pursuant to the exceptional and limited circumstances exceptions as provided in Sections 804(b) and 805(b), respectively, of the Rules of the American Stock Exchange; and

WHEREAS, the Company, pursuant to the Board's instructions, and the Chairman desire to regularize their relationship and, in that context, the Company desires (as expressed by and subject to the decision of the Board) to continue the appointment of the Chairman and the Chairman desires to continue to serve the Company in the capacity of Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee and Compensation Committee in accordance with the terms and conditions set forth in this Agreement, in all cases such appointment being expressly subject to the decisions of the Board and the rights of the Company's stockholders under the laws of the State of Delaware.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Appointment; Extent and Nature of Duties

1.1 Appointment and Duties. Subject to the terms and provisions of this Agreement, the Chairman shall be appointed as Chairman of the Board and, subject to the rules and regulations of the American Stock Exchange, Chairman of the Nominating and Corporate Governance Committee and Compensation Committee of the Company. Such appointment is expressly subject to the Board's decision, in its discretion, to continue the appointment of the Chairman and is further subject to all rights and privileges accorded to the Company's stockholders under law to remove or replace Chairman, The Chairman shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity. The Chairman shall be under the direct supervision, and comply with the directives, of the Board of the Company.

1.2 Charitable Foundations. The Company has initiated the establishment of two charitable foundations or equivalent not-for-profit entities, one to be established in Israel and one to be established in the United States or such other jurisdiction as may be determined by the Board (the "Charitable Foundations"), to each of which the Company intends to assign or transfer the equivalent of a 3% overriding royalty or equivalent net profits interest. Subject to legal requirements as reasonably determined by the Company, the Company shall take all reasonable steps to appoint the Chairman to represent the Company in all matters concerning the establishment and organization of the Charitable Foundations and to appoint the Chairman as the Chairman of the board of trustees or board of directors or equivalent governing body as may be established to supervise the activities of the Charitable Foundations (the "Governing Bodies"). Nothing in the Agreement shall be deemed to estop the Chairman from receiving director fees from either or both of the Charitable Foundations in such manner and amounts as shall be determined in accordance with the organizational documentation of each of the Charitable Foundations. The Chairman's term as Chairman of the Governing Bodies shall not be coextensive with the Term of this Agreement,and shall continue notwithstanding the termination of this Agreement. The terms governing Chairman's position with the Governing Bodies shall be specified in the Governing Bodies constituting documents.

1.3 Rules and Regulations. The Chairman shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Company from time to time in force which are brought to his notice including insider trading policies and underwriter lock ups, from time to time in force which are brought to his notice.

2. Term and Termination

2.1 Term. The initial term of appointment under this Agreement shall be for the period commencing on the Effective Date and ending on December 31, 2009 (the "Initial Term").

2.2 Termination by the Company. Notwithstanding the aforesaid, the Chairman's appointment may be terminated under the following circumstances:

2.2.1 For Disability. The Company may, upon ninety (90) days prior written notice, terminate Chairman's appointment after having established the Chairman's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Chairman's ability to substantially perform his responsibilities pursuant to this Agreement which infirmity continues for a period of at least 120 days in any 365 day period. Upon termination for disability, the Company shall continue to pay Chairman all fees and benefits hereunder for the remainder of the Term.

2.2.2. For Cause. The Company may terminate the Chairman's appointment for Cause upon written notice to the Chairman in which notice the basis for termination shall be set forth. A termination for "Cause" is a termination due to a serious breach of trust, including, but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or propriety information of or relating to the Company or the engaging by Chairman in any prohibited business competitive with the business of the Company and its subsidiaries, affiliates or associated entities.

2.2.3 Termination Other Than For Cause. The Company may terminate the appointment of the Chairman other than for Cause at its discretion and at any time on ninety (90) days prior written notice or forthwith if at any time Chairman is not reelected by shareholders or is removed from the board by shareholders or if the Board subsequently elects (in its sole discretion) to discontinue such appointment.

2.3 Termination by Chairman. The Chairman may terminate this Agreement and his relationship with the Company at his discretion and at any time on ninety (90) days prior written notice.

2.4 Relationship during Notice Period

2.4.1 For purposes hereof, the term "Notice Period" shall mean the period between the giving of any Notice of Termination and the effective date of such notice as provided by sections 2.2 and 2.3 above or between the date of notice of intent not to extend the Term and the date of termination of the Term as provided for in section 2.1 above.

2.4.2 During any Notice Period pursuant to section 2.2.3 above, the Chairman shall continue to fulfill his duties, hereunder, as a Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee and Compensation Committee; provided, however, that the Company shall have the right in its discretion to ask the Chairman to cease his duties during all or any part of the Notice Period, in which case and without derogating from the Chairman's right to Fees pursuant to sections 2.5.1 and 2.5.2 below to the extent applicable, the Company shall redeem such portion of the Notice Period for which the Company shall have waived its right to the duties of the Chairman (the "Waived Period") by payment to the Chairman of an amount equal to the Chairman's fees for the Waived Period, plus such amounts to which the Company is obligated pursuant to sections 4 and 5 below.

2.4.3 In the event the Chairman continues his duties during the Notice Period, he shall cooperate with the Company to ensure an orderly transfer of his responsibilities.

2.4.4 In the event the Chairman gives notice of termination pursuant to section 2.3 above or of his intention not to extend the Term pursuant to section 2.1 above, and does not continue to work during all or any part of the Notice Period, the Chairman shall forfeit his fees for said portions of the Notice Period during which he does not perform his duties. The Company shall have the right to deduct such amount from all and any fees due and owing the Chairman from the Company.

2.5 Fees in the Event of Termination

2.5.1 Termination Other Than for Cause or Disability. Without derogating from the rights of the Chairman to fees during the Notice Period as provided in section 2.4 above, the Chairman shall be entitled to his fees in the event of termination, other than for Cause or due to Disability, in an amount equal to:

(a) all fees pursuant to section 3 below and Benefits as provided in section 4.1 below, to which the Chairman would otherwise have been entitled if he had remained with the Company for the portion of the Term during which this Agreement would have remained in effect but for its termination as aforesaid, and

(b) an amount equal to six (6) monthly payments of fees, as defined in section 3 below.

Removal by the Board of the Chairman from the position of Chairman of the Nominating and Corporate Governance Committee and/or Compensation Committee of the Company shall not be considered as Termination Other Than for Cause.

2.6 Full and Final Release. In order to be eligible for the payments as set forth in this Section 2 the Chairman must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company and Chairman, and (ii) be and remain in full compliance with his obligations under this Agreement.

2.7 Return of Property. Upon the termination of the Chairman 's employment for any reason whatsoever, the Chairman shall at once deliver or cause to be delivered to the Company all books, documents, effects, money, computer equipment, computer storage media, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Employee.

2,8 Provisions Which Operate Following Termination. Notwithstanding any termination of this Agreement for any reason whatsoever, provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect.

2.9 Board. The termination of Chairman's position as chairman of the board of directors hereunder for any reason shall automatically be deemed as Chairman's resignation (to extent Chairman serves in such capacity) from the Board of Directors (and any committees thereof) of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a director in its sole discretion.

3. Director's Fees

The Company shall pay the Chairman a monthly director's fee (the "Fee") of US $12,000 (US $144,000 annually) with a minimum amount of US $2,000.00 payable on the first business day of each month during the term of the Agreement with the remaining amount of each month's balance payable as mutually agreed by the parties.

4. Benefits

4.1 Cellular Phone. Commencing January 1, 2008, the Company shall provide the Chairman with a Company cellular phone for Company business. Until such time as the Company purchases or leases cellular phones on its own account, the Company shall reimburse the Chairman his expenses in maintaining and using one cellular phone (one number).

4.2 Expenses. The Chairman shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with the expense reimbursement policy adopted by the Board or with the prior approval of the Company's Management Executive Committee.

4.3 Outside Office. If the Chairman relocates to a residence outside of the Dallas County area, he may have the option to maintain an office near his residence and be entitled to receive $1,000.00 per month for rental expenses and $1,000.00 per month for secretarial services.

5. Proprietary Information

5.1 The Chairman acknowledges and agrees that, in the course of his duties with the Company, he will have access to confidential and propriety information of the Company regarding, without limitation, the business, financial, research, exploratory, engineering, production, marketing and sales activities of the Company. Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "Proprietary Information".

5.2 Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that: (i) was known to the Chairman prior to his association with the Company and can be so proven; (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Chairman; (iii) shall have been received by the Chairman from a third party having no obligation to the Company; (iv) reflects general skills and experience gained during the Chairman's engagement by the Company; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

5.3 The Chairman agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during this Agreement and for a period of five (5) years after its termination, the Chairman will keep in confidence and trust all Proprietary Information, and the Chairman will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Chairman's duties hereunder and in the best interests of the Company.

5.4 Upon termination of this Agreement with the Company, the Chairman will promptly deliver to the Company all documents and materials of any nature pertaining to his duties with the Company, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

5.5 The Chairman recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during this Agreement and after its termination, the Chairman undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties for the Company and consistent with the Company's agreement with such third party. Upon termination of this Agreement with the Company, the Chairman shall act with respect to such information as set forth in Section 5.4 mutatis mutandis.

5.6 The Chairman's undertakings in this section 5 shall remain in full force and effect in accordance with their terms after termination of this Agreement or any renewal thereof.

6. Indemnification and Insurance

6.1 The Company shall indemnify the Chairman against, and hold him harmless, from any and all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorney's fees and court costs) actually and reasonably incurred by him in connection with any action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding whether or not by or in the right of the Company to which the Chairman is or may be made a party or is or shall be threatened to be made a party by reason of the fact that the Chairman is a director and/or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of the Chairman.

6.2 The right to indemnification under this section 7 shall include the Chairman's right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the applicable law requires, the payment of such expenses incurred by the Chairman in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Chairman, to repay all amounts so advanced if it shall ultimately be determined that the Chairman is not entitled to be indemnified under this section 6 or otherwise.

6.3 The Company shall purchase and maintain insurance coverage in an amount to be determined from time to time by the Board taking into account the nature and extent of the Company's activities and the cost of coverage, but in no event less than that maintained by the Company for any other director or executive officer of the Company, on behalf of the Chairman in his capacity as director of the Company and, if he so serves at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any legally insurable liability asserted against the Chairman and incurred by the Chairman in any such capacity, or arising out of the Chairman's status as such.

7. Taxes

Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the Fees (section 3 above) or with Benefits (section 4 above) or with any other payment to which the Chairman is entitled under this Agreement will be borne by the Chairman and, except as otherwise expressly set out in this Agreement, the Chairman shall be solely liable for all such taxes, fees and other liabilities.

8. Mutual Representations

8.1 The Chairman represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

8.2 The Company represents and warrants to the Chairman that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person or entity.

8.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

9. Notice; Addresses

9.1 The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice given in accordance with the provisions of section 9.2 below.

9.2 All notices in connection with this Agreement shall be sent by registered mail or delivered by hand or courier service to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: (a) if sent by registered mail or courier service, as aforesaid, three (3) business days from the date of mailing; and (b) if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt, with copy sent by first class mail.

10. Miscellaneous

10.1 Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

10.2 No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

10.3 No determination of the invalidity or unenforceability of any provision of this Agreement shall affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

10.4 This Agreement is personal and non-assignable by the Chairman. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease, sell or otherwise transfer all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

10.5 This Agreement is the only agreement between the parties on the subject matter of this Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement.

10.6 It is hereby agreed between the parties that the laws of the State of Texas shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be in the courts of appropriate jurisdiction in the County of Dallas, Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZION OIL & GAS, INC.
By:	/s/ K Siegel	/s/ John M. Brown
Name:	Kent Siegel	John M. Brown
Title:	Lead Independent Board Director